Exhibit 2.4

AMENDED AND RESTATED VOTING AGREEMENT
This AMENDED AND RESTATED Voting Agreement (the “Agreement”) is made and entered into as of October __, 2013, by and among Bright Pattern Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock, par value $0.00001 per share (the “Series A Stock”), listed on the Schedule of Series A Investors attached as Schedule A hereto (together with any subsequent investors, or transferees, who become parties hereto as “Series A Investors” pursuant to Sections 10.8 or 10.9 below, the “Series A Investors”), the holders of the Company’s Series Seed Preferred Stock, par value $0.00001 per share (the “Series Seed Stock”), listed on the Schedule of Series Seed Investors attached as Schedule B hereto (together with any subsequent investors, or transferees, who become parties hereto as “Series Seed Investors” pursuant to Sections 10.8 or 10.9 below, the “Series Seed Investors”), and the holders of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), and certain holders of options, warrants or other rights to acquire Common Stock listed on the Schedule of Key Holders attached as Schedule C hereto (together with any subsequent stockholders or option, warrant or other rights holders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 10.8 or 10.9 below, the “Key Holders”). The Series A Investors, the Series Seed Investors and the Key Holders are individually referred to herein as a “Stockholder” (and, together with the Company, a “Party”) and are collectively referred to herein as the “Stockholders” (and, together with the Company, the “Parties”). The Company’s Board of Directors is referred to herein as the “Board.”
RECITALS
WHEREAS, the Company, the Series A Investors and certain other entities have entered into that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), which provides for, among other things, the purchase by the Investors of shares of the Company’s Series A Stock; and
WHEREAS, the Company’s Second Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) provides that (a) holders of shares of Common Stock shall elect up to two (2) members of the Board (the “Common Director(s)”), (b) holders of shares of the Company’s Series A Stock, voting as a separate class, shall elect up to two (2) members of the Board (the “Series A Director(s)”) and (c) holders of shares of Common Stock, holders of the Series A Stock (on an as converted to Common Stock basis) and holders of shares of Series Seed Stock (on an as converted to Common Stock basis), voting together as a single class on an as-converted basis, shall be entitled to elect the remaining member of the Board (the “Mutual Director”).
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Agreement to Vote
. Each Series A Investor, as a holder of Series A Preferred Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Series A Preferred Stock, to hold all of the shares of Series A Preferred Stock registered in its name and any other securities of the Company subsequently acquired by such Series A Investor in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Series A Investor Shares”) subject to, and to vote the Series A Investor Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this

Agreement. Each Series Seed Investor, as a holder of Series Seed Preferred Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Series Seed Preferred Stock, to hold all of the shares of Series Seed Preferred Stock registered in its name and any other securities of the Company subsequently acquired by such Series Seed Investor in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Series Seed Investor Shares”) subject to, and to vote the Series Seed Investor Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. Each Key Holder, as a holder of Common Stock and/or Preferred Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Common Stock and/or Preferred Stock, to hold all of such shares registered in its name and any other securities of the Company subsequently acquired by such Key Holder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Key Holder Shares”) subject to, and to vote the Key Holder Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. The Series A Investor Shares, the Series Seed Investor Shares and the Key Holder Shares are hereinafter collectively referred to as the “Shares”.
2.Voting Provisions Relating to the Board
.
1.Board Size
. Each Stockholder shall vote, or cause to be voted, at a regular or special meeting of stockholders (or by written consent) all Shares owned by such Stockholder (or as to which such Stockholder has voting power) to ensure that the size of the Board shall be no less than three (3) directors and no greater than five (5) directors; provided, however, that such Board size may be subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 10.5 hereof.
2.Election of Directors
.
(a)In any election of directors of the Company to elect the Common Director, Stockholders holding shares of Common Stock shall each vote at any regular or special meeting of stockholders (or by written consent) all shares of Common Stock then owned by them (or as to which they then have voting power) to elect (i) one (1) director nominated by Konstantin Kishinsky for so long as Mr. Kishinsky owns at least 50% of the shares of Common Stock of the Company currently held by Mr. Kishinsky (including any shares of the Common Stock issued or issuable upon conversion of the Series Seed Stock currently held by Mr. Kishinsky and shares of Common Stock purchased by Mr. Kishinsky under that certain Stock Purchase Agreement dated June __, 2012) and (ii) the Company’s Chief Executive Officer, provided, however, if Mr. Kishinsky elects the Company’s Chief Executive Officer to be a director pursuant to Section 2.2(a)(i) of this Agreement, then no director shall be appointed to pursuant to this Section 2.2(a)(ii) and Stockholders holding shares of Common Stock shall only be entitled to elect one (1) director, provided, further, that if for any reason the director serving pursuant to the terms of this Section 2.2(a)(ii), if any, shall cease to serve as the Company’s Chief Executive Officer, Stockholders holding shares of Common Stock shall promptly vote their respective shares (A) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (B) to elect such person’s replacement as Chief Executive Officer of the Company as appointed by the Board (excluding such former Common Director) as a new Common Director. The Common Director appointed pursuant to Section 2.2(a)(i) of this Agreement shall initially be Konstantin Kishinsky.

(b)In any election of directors of the Company to elect the Series A Director, Stockholder(s) holding shares of Series A Stock shall each vote at any regular or special meeting of stockholders (or by written consent) all shares of Series A Stock then owned by them (or as to which they then have voting power) to elect two (2) directors nominated by Voxeo Europe Limited or its affiliates (“Aspect”) for so long as such Investor owns any shares of the Common Stock issued or issuable upon conversion of the Series A Stock purchased by such Investor pursuant to the Purchase Agreement (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), provided, however, if at any time the Stockholders holdings shares of Common Stock are entitled to elect one (1) director pursuant to Section 2.2(a) of this Agreement, then Stockholder(s) holding shares of Series A Stock shall also only be entitled to elect one (1) director. The Series A Director shall initially be [____].

(c)In any election of directors of the Company to elect the Mutual Director, the Stockholders shall each vote at any regular or special meeting of stockholders (or by written consent) all Shares then owned by them (or as to which they then have voting power) to elect one (1) Mutual Director who is acceptable to all of the other members of the Board.
(d)In the absence of any nomination from the persons with the right to nominate a director as specified above, the director or directors previously nominated by such persons and then serving shall be reelected if still eligible to serve as provided herein.
(e)To the extent that the application of subsections 2.2(a) through 2.2(d) above shall result in the designation of less than all of the authorized directors, then any remaining directors shall be nominated and elected by the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate of Incorporation.
3.Removal; Vacancies
. Any director of the Company may be removed from the Board in the manner allowed by law and the Certificate of Incorporation and bylaws, but with respect to any director nominated pursuant to subsections 2.2(a), 2.2(b) or 2.2(c) above, only upon the vote or written consent of the Stockholder(s) (or other persons) entitled to nominate such director. Any vacancy created by the resignation, removal or death of a director elected pursuant to Section 2.2 above shall be filled pursuant to the provisions of Section 2.2.
3.Vote to Increase Authorized Common Stock
. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.
4.Legend on Share Certificates
. Each certificate representing any Shares shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”
5.Covenant of the Company
. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company.

6.No Liability for Election of Recommended Directors
. Neither any Party to this Agreement, nor any officer, director, stockholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.
7.Grant of Proxy
. Upon the failure of any Stockholder to vote its Shares in accordance with the terms of this Agreement, such Stockholder hereby grants to a stockholder designated by the Board a proxy coupled with an interest in all Shares owned by such Stockholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 7 is amended to remove such grant of proxy in accordance with Section 10.5 hereof, to vote all such Shares in the manner provided in Sections 2 and 3 hereof.
8.Specific Enforcement
. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
9.Execution by the Company
. The Company, by its execution in the space provided below, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by Section 4 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The Parties hereto do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by Section 4 hereof and/or failure of the Company to supply, free of charge, a copy of this Agreement, as provided under this Section 9, shall not affect the validity or enforcement of this Agreement.
10.Miscellaneous
.
1.Titles and Subtitles
. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
2.Notices
. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; or if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 10.2).
3.Term

. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (a) the consummation of a Qualified Public Offering (as defined in the Certificate of Incorporation), or (b) the consummation of a Liquidation Event (as defined in the Certificate of Incorporation).
4.Manner of Voting
. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.
5.Amendments and Waivers
. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, (b) the holders of a majority of the then outstanding Shares held by the Key Holders who are then providing services to the Company as an employee, officer or consultant, (c) the holders of a majority of the then outstanding Shares held by the Series A Investors and (d) the holders of a majority of the then outstanding Shares held by the Series Seed Investors. Notwithstanding the foregoing, (i) the provisions of Section 2.2(a) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a majority of the then outstanding Shares held by the Key Holders who are then providing services to the Company as an employee, officer or consultant, (ii) the provisions of Section 2.2(b) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a majority of then outstanding Shares held by the Series A Investors (including Aspect so long as Aspect or any of its affiliates holds any Shares) and (iii) the provisions of Section 2.2(c) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of (A) the holders of a majority of the then outstanding Shares held by the Key Holders who are then providing services to the Company as an employee, officer or consultant, (B) the holders of a majority of then outstanding Shares held by the Series A Investors (including Aspect so long as Aspect or any of its affiliates holds any Shares) and (C) the holders of a majority of then outstanding Series Seed Shares held by the Series Seed Investors (including Aspect so long as Aspect or any of its affiliates holds any Shares). Any amendment or waiver so effected shall be binding upon all the Parties hereto and all Parties’ respective successors and permitted assigns, whether or not any such Party, successor or assign entered into or approved such amendment or waiver. Notwithstanding the foregoing, any provision hereof may be waived by the waiving Party on such Party’s behalf, without the written consent of any other Party.
6.Stock Splits, Stock Dividends, etc.
In the event of any issuance of shares of the Company’s voting securities hereafter to any of the Parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 4.
7.Severability
. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
8.Binding Effect on Transferees, Heirs, Successors and Assigns
. In addition to any restriction on transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon the Parties, their respective transferees, heirs, successors and assigns; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered to the Company in advance an Adoption Agreement substantially in the form attached hereto as Exhibit A (the “Adoption Agreement”). The Company shall not record any transfer of Shares on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 10.8. Upon the execution and delivery of an Adoption Agreement by a transferee reasonably acceptable to the Company, such transferee shall be deemed to be a Party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages hereto and shall be deemed to be a Series A Investor and Stockholder, Series Seed Investor and Stockholder or Key Holder and Stockholder, as applicable. By its execution hereof or of any Adoption Agreement, each of the Stockholders appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective transferees, heirs, successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
9.Additional Parties
.
(a)In the event that after the date of this Agreement, the Company enters into an agreement with any person to issue shares of capital stock or options to purchase shares of capital stock to such person, following which such person would hold shares of Common Stock and/or options to purchase shares of Common Stock representing one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise or conversion of all then outstanding options, warrants or convertible securities (whether or not then exercisable or convertible) as outstanding), then (i) the Company shall cause such person, as a condition precedent to the issuance of such capital stock, to become a party to this Agreement by executing an Adoption Agreement substantially in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and Stockholder hereunder and thereafter such person shall be deemed a Key Holder and Stockholder for all purposes under this Agreement and (ii) notwithstanding Section 10.5, no consent shall be necessary to add such person as a signatory to this Agreement.
10.Governing Law
. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflicts of law principles thereof.
11.Entire Agreement
. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof, and supersedes all other agreements of the Parties relating to the subject matter hereof and thereof.
12.Counterparts; Facsimile
. This Agreement may be executed and delivered by facsimile signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.Delays or Omissions
. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.
14.Further Assurances
. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.
15.Aggregation
. All Shares held or acquired by a Stockholder and/or its affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
16.No Conflicting Agreements
(a). Except for this Voting Agreement, neither any of the Stockholders nor any affiliates thereof shall deposit any shares of capital stock of the Company beneficially owned by such Stockholder or affiliate in a voting trust or subject any such shares of capital stock to any arrangement or agreement with respect to the voting of such shares of capital stock.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
COMPANY:
BRIGHT PATTERN INC.
By:
Name: Konstantin Kishinsky
Title:    President
Address: 1111 Bayhill Drive, Suite 275
San Bruno, CA 94066

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SERIES A INVESTOR:
VOXEO EUROPE LIMITED

By:
Name: Robert Krakauer
Title:    Director
Address:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SERIES SEED INVESTOR:
VOXEO EUROPE LIMITED

By:
Name: Robert Krakauer
Title:    Director
Address:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SERIES SEED INVESTOR:
KONSTANTIN KISHINSKY
By:

Address:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SERIES SEED INVESTOR:
YEVGENIY ROZHKOV
By:
Address:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SERIES SEED INVESTOR:
SERGEY MENSHIKOV
By:

Address:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SERIES SEED INVESTOR:
IVAN MALYSHKIN
By:

Address:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SERIES SEED INVESTOR:
ALEXANDR LOBASTOV
By:

Address:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
KEY HOLDERS:
KONSTANTIN KISHINSKY
By:
Address:

ERHAN CAKMAK
By:
Address:

SERGEY MENSHIKOV
By:
Address:

SCHEDULE A
SCHEDULE OF SERIES A INVESTORS
Voxeo Europe Limited

SCHEDULE B
SCHEDULE OF SERIES SEED INVESTORS
Voxeo Europe Limited
Konstantin Kishinsky
Yevgeniy Rozhkov
Sergey Menshikov
Ivan Malyshkin
Alexandr Lobastov

SCHEDULE C
SCHEDULE OF KEY HOLDERS
Konstantin Kishinsky
Erhan Cakmak
Sergey Menshikov

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of _____________, 2013 (the “Agreement”) by and among the Company and certain of its stockholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows:
1.Acknowledgment. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to acquire such Stock, for one of the following reasons (Check the appropriate box):
as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.
as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.
as a new Investor in accordance with Section 10.9(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.
in accordance with Section 10.9(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Key Holder” and a “Stockholder” for all purposes of the Agreement.
2.Agreement. Holder (a) agrees that the Stock acquired by Holder shall be bound by and subject to the terms of the Agreement, and (b) hereby adopts the Agreement with the same force and effect as if Holder were originally a Party thereto.
3.Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address listed beside Holder’s signature below.

EXECUTED AND DATED this ______ day of _________________, 20___.
HOLDER:
By:
Name:
Title:
Address:
Fax:
Accepted and Agreed:
COMPANY
By:
Name:
Title: